                                                                      EXHIBIT 11

COMPUTATION OF PER SHARE EARNINGS



                                                   Quarter Ended                      Six Months Ended
                                                      June 30,                            June 30,
                                           --------------------------------     --------------------------------
                                                2001              2000              2001               2000
                                           -------------      -------------     -------------     --------------
Diluted net (loss) income per share:
   Net (loss) income to common
   shareholders..........................  $  (1,932,000)     $   2,388,000     $  (6,723,000)    $    4,928,000

   Average number of shares
   outstanding...........................     10,507,313         10,507,313        10,507,313         10,507,313
   Net effect of dilutive stock options
       based on treasury stock method....            N/A                N/A               N/A                N/A
                                           -------------      -------------     -------------     --------------
   Total average shares..................     10,507,313         10,507,313        10,507,313         10,507,313
                                           =============      =============     =============     ==============


   Diluted net (loss) income per share...  $       (0.18)     $        0.23     $       (0.64)    $         0.47